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                                  TUSCANY, INC.

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made and entered into as of January 1, 1997, by and between Tuscany, Inc. ("Employer"), and Mark McDonald ("Employee").

         For good and valuable consideration, the receipt and sufficiency of which we hereby acknowledge, the parties agree as follows:

         1. Term of Agreement. Employer and Employee agree that the Employee will be employed by Employer until December 31, 1999, unless employment is sooner terminated as provided herein. This Agreement shall be automatically renewed for succeeding terms of one (1) year, unless at least ninety (90) days prior to the expiration of any term, either party gives written notice to the other of that party's intention not to renew this Agreement.

         2. Position and Duties

                  2.1 Employer and Employee agree that Employee will be employed as the Executive Vice President - Real Estate and Business Development and Secretary of Employer and that, in this capacity, Employee's responsibilities will include providing overall leadership and management of Employer, subject to the approval and oversight of the Board of Directors.

                  2.2 It is further agreed and understood that, as the Executive Vice President - Real Estate and Business Development and Secretary of Employer, the hours which Employee is required to work will vary considerably and will sometimes be more than forty (40) hours per week. It is understood and agreed that such work in excess of forty (40) hours per week is a regular and normal part of Employee's responsibilities for which he is compensated, and does not in any way constitute overtime for which Employee is entitled to receive additional compensation.

                  2.3 In addition to his employment responsibilities, Employee agrees to serve as a member of the Employer's Board of Directors according to the terms and conditions set forth in Employer's Articles of Incorporation and By-Laws. Nothing in this Agreement shall be deemed to limit in any way the right of the shareholders of Employer to take an action or exercise any right in accordance with such instruments or applicable corporate law.

                  2.4 Employee agrees to devote his full-time efforts to his duties with Employer and further agrees that Employee will not directly or indirectly engage or participate in any activities while employed with Employer that would conflict with the best interests of Employer.




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                  2.5 Employee's obligation to devote his full-time attention and energy to the business of Employer shall not be construed as preventing Employee from investing his assets so long as any such investment will not require any services on the part of Employee in the operation of the affairs of the company(ies) or business(es) in which such investment(s) is (are) made.

         3. Employer's Covenants

                  3.1 Employer agrees to furnish Employee with such equipment, employees and services as are necessary to perform Employee's obligations under this Agreement.

                  3.2 Employer agrees to reimburse Employee for all reasonable business expenses incurred by Employee while on Employer's business. Employee shall maintain such records as will be necessary to enable Employer to properly deduct such items as business expenses when computing Employer's federal income tax.

         4. Compensation

                  4.1 For all services rendered by Employee under this Agreement (exclusive of directors' fees, if any), Employer shall pay Employee a salary of Sixty Thousand Dollars ($60,000) per year. Employee shall be paid this salary on the same basis as other employees of Employer, minus all lawful and agreed upon payroll deductions.

                  4.2 Employer and Employee may, from time to time, mutually agree to increase or decrease Employee's annual salary by modifying section 4 in the manner provided in section 11.1 of this Agreement. Any change in regular compensation shall be effective as of the date said Supplemental Agreement is signed by both Employer and Employee or as otherwise provided in such Supplemental Agreement.

                  4.3 Employer shall, effective on the date hereof, grant to Employee Non-Qualified Options ("Options") to purchase 25,000 shares of Employer Common Stock at an exercise price equal to the price common shares are offered to the public in Employer's contemplated initial public offering in the first quarter of 1997. The Options will vest in equal amounts over three years and will be exercisable for ten years. The Options are exercisable for 90 days after termination and if termination is without cause, options will vest for year in which termination occurs. In addition, all Options will vest in the event of a Change of Control (as defined herein.)



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         5. Bonuses

                  5.1 Discretionary Bonuses. It is understood that Employer's earnings depend largely upon the performance and productivity of Employee. Therefore, Employer shall periodically, but not less frequently than annually, review Employee's services rendered and, in the sole discretion of the Board of Directors of Employer, may award cash bonuses of up to 25% of Employee's annual salary which will recognize Employee's meeting and exceeding goals set by Employee and the Employer.

         6. Fringe Benefits

                  6.1 Incentive Compensation. Employer and Employee agree that, during the term of this Agreement, Employee shall be entitled to participate in all fringe benefits and incentive compensation plans as may be authorized and adopted from time to time by the Employer and for which Employee is eligible, including, for example, any pension plan, profit sharing plan, disability plan, medical plan, group life insurance plan, or other employee benefit plans.

                  6.2 Sick Leave. Employee shall be entitled to a reasonable number of paid sick leave days during each calendar year of employment. In determining what is a reasonable number of days, the Employer shall take into consideration previous periods of disability, the number of days of sick leave taken in the current year and preceding years, and other factors it deems pertinent. Employer shall be the sole party to determine the reasonableness of Employee's number of sick leave days.

                  6.3 Parking. Employee shall be provided with a parking space at Employer's expense.

                  6.4 Insurance. In the event this Agreement is terminated, Employer, upon the request of Employee, shall assign to Employee any insurance policy owned by Employer under which Employee is the insured and which is assignable by the policy terms; provided, however, that if any such policy has a cash surrender value, Employee shall pay the then cash surrender value of such policy to Employer in exchange for its assignment to Employee under this section. Any conversion rights which Employee may have under the terms of any such insurance policy shall survive any termination of this Agreement.

                  6.5 Vacation. Employee shall be entitled to three (3) weeks' paid vacation per calendar year.

         7. Confidential Information. It is understood and agreed that as a result of Employee's employment with Employer, Employee will be acquiring and making use of confidential information about Employer's business as well as financial information about Employer. Employee agrees that he will respect the confidences of Employer and will not at any



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time during or within three (3) years following the period of his employment with Employer, directly or indirectly divulge or disclose for any purpose whatsoever or use for his own benefit, any confidential information that has been obtained by or disclosed to Employee as a result of his employment with Employer. Employee may also have signed or be asked to sign an additional agreement regarding confidential information, including trade secrets and inventions. In the event that the provisions of this agreement conflict with the provisions of that additional agreement, Employee understands that he must adhere to the more restrictive agreement.

         8. Covenant Not to Compete. In view of the unique value to Employer of Employee's services and because of the confidential information to be obtained by or disclosed to Employee as described above, Employee agrees as follows:

                  8.1 That during his employment with Employer, and for a period of two (2) years after termination of such employment by Employee, Employee will not directly or indirectly, within any Area (as hereinafter defined) within the United States or outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business, which operates one or more specialty or gourmet retail food establishments, primarily offering coffee beans, coffee beverages, bagels and/or bagel products (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) and is competitive with the Company's business activities. For purposes of this Section 8.1, "Area" shall mean any city in which the Company operates a retail food establishment (i.e., a coffee and bagel cafe or coffee and bagel bar), has such an establishment under construction or in design or has granted franchise, area developer or other similar rights to a third party and, in each case, a 25-mile radius from the center of such city.

                  8.2 That during his employment with Employer, and for a period of two (2) years after termination of such employment by Employee, he will not directly or indirectly solicit for employment or employ any employee of Employer.

                  8.3 That during his employment with Employer, and for a period of two (2) years after termination of such employment by Employee, he will not, directly or indirectly, solicit business from any customers or account holders of Employer.

                  8.4 That if Employee violates any of the provisions of this
Section 8 or section 7, Employer and Employee both realizing the difficulty in establishing the amount of actual damages incurred by Employer as the result of such a breach, Employer shall be entitled to liquidated damages in an amount equal to Employee's then current yearly salary if still employed by Employer, or if no longer employed by Employer, the amount of Employee's yearly salary at the time of his termination, plus any bonus paid during the previous twelve (12) months, plus interest at the rate of twelve percent (12%) per annum from the date of the breach of any of these subsections or section 7 until payment is received by Employer. It is understood and agreed that



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this remedy is in addition to, and not a limitation on, any injunctive relief or other rights or remedies to which Employer is or may be entitled to under law.

         9. Termination. Employee's employment may be terminated before the expiration of this agreement as follows, in which event Employee's compensation and benefits shall terminate except as otherwise provided below:

                  9.1 By Employer Without Cause. Employer may terminate Employee's employment at any time, with or without cause or advance notice. If Employer terminates Employee's employment when neither cause nor permanent disability exists, however, and provided that Employee releases Company and its agents from any and all claims in a signed written release satisfactory in form and substance to Employer, Employer shall pay to Employee termination payments equal to three (3) months of Employee's salary. If Employer gives Executive at least a full month's advance notice of termination, however, the termination payments shall be reduced by one month's salary for each full month of advance notice given; provided that this reduction shall not exceed three months' salary. These termination payments shall be paid out at Employee's normal salary rate on regular payroll days subject to normal payroll deductions. Employee shall not be required to mitigate the amount of these termination payments by seeking other employment or otherwise, and no income to Employee of any kind shall reduce the termination payments.

                  9.2 By Employer for Cause. Employer may terminate Employee's employment for cause. If Employer wishes to terminate Employee's employment for cause it shall first given Employee 30 days' written notice of the circumstances constituting cause and an opportunity to cure, unless the circumstances are not subject to being cured. Following the notice and opportunity to cure (if cure is not made), or immediately if notice and opportunity to cure are not required, Employer may terminate Employee's employment for cause by giving written notice of termination. The notice may take effect immediately or at such later date as Employer may designate, provided that Employee may accelerate the termination date by giving five business days' written notice of the acceleration. Any termination of Employee's employment for cause must be approved by a majority of the Board other than Employee. Employee must be given reasonable advance notice of the meeting at which termination is to be considered, and a reasonable opportunity to address the Board.

                  For purposes of this agreement "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Employer property, physical attack to a fellow employee, intoxication at work, use of narcotics or alcohol to an extent that materially impairs Employee's performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee's duties, violation of law in the course of employment that has a material adverse impact on Employer or its employees, Employee's failure or refusal to perform Employee's duties, Employee's failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to Employer,



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neglect of duty, poor job performance, or any material breach of Employee's duties or obligations to Employer that results in material harm to Employer.

                  For purposes of this agreement, "neglect of duty" means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed or refused to perform Employee's job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) a representative of the Board has counseled Employee in writing about the neglect of duty and given Employee a reasonable opportunity to improve (this written counseling and opportunity to improve shall satisfy the requirement of 30 days' written notice described above), and (iii) Employee's neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after Employee was last counseled.

                  For purposes of this agreement, "poor job performance" means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed to perform Employee's job duties in a reasonable and appropriate manner, (ii) a representative of the Board has counseled Employee in writing about the performance problems and given Employee a reasonable opportunity to improve (this written counseling and opportunity to improve shall satisfy the requirement of 30 days' written notice described above), and (iii) Employee's performance problems neither have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after Employee was last counseled.

                  9.3 By Employee Without Good Reason. Employee may terminate Employee's employment at any time, with or without good reason, by giving 90 days' advance written notice of termination.

                  9.4 By Employee for Good Reason or Upon a Change of Control.

                           a. Employee may terminate Employee's employment for
good reason, in which event Employee shall be entitled to the same rights under this agreement as if Employer had terminated Employee's employment without cause. If Employee wishes to terminate employment for good reason Employee shall first give Employer 30 days' written notice of the circumstances constituting good reason and an opportunity to cure, unless the circumstances are not subject to being cured. Following the notice and opportunity to cure (if cure is not made), or immediately if notice and opportunity to cure are not required, Employee may terminate employment for good reason by giving written notice of termination. The notice may take effect immediately or at such later date as Employee may designate, provided that Employer may accelerate the termination date by giving five business days' written notice of the acceleration.



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                  For purposes of this agreement, "good reason" means and is limited to the occurrence without cause and without Employee's consent of a material reduction in the character of Employee's duties, level of work responsibility or working conditions, a reduction in Employee's salary below the level initially established at the commencement of this agreement, Employer's failure to provide compensation or benefits owed to Employee, Employer requiring Employee to be based anywhere other than the greater Seattle area, except for reasonable travel on Employer's business, or any material breach by Employer of its duties or obligations to Employee that results in material harm to Employee, but shall not include changes to Employee's title which does not include any of the occurrences above.

                           b. Employee may terminate Employee's employment in
the event of a "Change of Control," in which event, Employee shall be entitled to the same rights under this Agreement as if Employer had terminated Employee's employment without cause. For purposes of this Agreement, a "Change of Control" shall be deemed to occur, unless previously consented to in writing by the Employee, upon (a) the actual acquisition or the execution of an agreement to acquire 20% or more of the voting securities of the Employer by any person or entity not affiliated with the Employee (other than pursuant to a bona fide underwriting agreement relating to a public distribution of securities of the Employer), (b) the commencement of a tender or exchange offer for more than 20% of the voting securities of the Employer by any person or entity not affiliated with the Employee, (c) the commencement of a proxy contest against the management for the election of a majority of the Board of the Employer if the group conducting the proxy contest owns, has or gains the power to vote at least 20% of the voting securities of the Employer, (d) a vote by the Board to merger, consolidate, sell all or substantially all of the assets of the Employer to any person or entity not affiliated with the Employee, or (e) the election of directors constituting a majority of the Board of Directors who have not been nominated or approved by the Employee.

                  9.6 Death. Employee's employment shall terminate automatically upon Employee's death.

                  9.7 Permanent Disability. Employer may terminate Employee's employment immediately if Employee becomes permanently disabled. For purposes of this agreement Employee will be considered "permanently disabled" if, for a continuous period of 180 days or more, Employee has been unable to perform the essential functions of the job (even with reasonable accommodation) because of one or more mental or physical illnesses and/or disabilities, provided that Employer shall grant additional unpaid leave to the extent required by law.

         10. Effect of Termination. Upon termination of Employee's employment with Employer, Employer agrees to pay Employee all salary, fringe benefits, bonuses or other remuneration which are due and owing to Employee as of the date of termination, less legal deductions or offsets Employee may owe to Employer for such items as salary advances or loans. Employee agrees that his signature on this Agreement constitutes his authorization for all such



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deductions, upon termination of Employee's employment with Employer. Upon the termination of Employee's employment with Employer, Employee agrees to return to Employer all of Employer's property of any kind which may be in Employee's possession. In the event of termination of this Agreement, the noncompetition and confidentiality provisions provided in sections 7 and 8 above, shall continue in full force and effect according to their terms.

         11. Construction of Agreement

                  11.1 Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangement between Employer and Employee, all of which have been voluntarily agreed upon. Employer and Employee agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will be written down in a supplemental agreement which shall be signed by both Employer and Employee before it is effective.

                  11.2 Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. In the event a court of competent jurisdiction should decline to enforce any provision of any section of this Agreement, such section shall be reformed to the extent necessary in the judgment of such court to make such provision of such section enforceable to the maximum extent which the court shall find enforceable.

                  11.3 Notices. Any notice hereunder shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

                           a.       If to Employer:

                                    Tuscany, Inc.
                                    601 Union Street - Suite 4620
                                    Seattle, WA 98101

                           b.       If to Employee:

                                    Mark McDonald

                                    --------------------------

                                    --------------------------

Either party may change the address herein specified by giving to the other, written notice of such change.



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                  11.4 Governing Law. This Agreement is made and shall be
construed and performed under the laws of the State of Washington.

                  11.5. Venue and Attorneys' Fees. A breach of any of the terms of this Agreement shall entitle the aggrieved party to sue for breach of the Agreement. In such case, venue shall be in King County, Washington. In the event it is necessary for either party to institute suit in connection with this Agreement or its breach, the prevailing party in said suit or proceeding shall be entitled to reimbursement for its reasonable costs and attorney's fees incurred.

                  11.6 Waiver of Agreement. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by Employer of any subsequent breach by Employee.

                  11.7 Captions. The captions and headings of the sections of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

                  11.8 Assignment and Successors. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Employee hereunder are nonassignable. Employer may assign its rights and obligations to any entity in which Employer, or a company affiliated to Employer, has a majority ownership interest.

         Executed on the date first written above and effective your approval or ratification of the Board of Directors of Employer as evidenced by corporate resolution.

EMPLOYEE:                                  EMPLOYER:

Mark McDonald                              Tuscany, Inc.


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                                           By John Parkey, Chairman of the Board



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